Exhibit 10(l)

Name:

PID:

[Date]

NOTICE OF GRANT OF NON-QUALIFIED STOCK OPTION

Effective [Grant Date], the Compensation and Management Development Committee of the Board of Directors (the “Committee”) of Parker-Hannifin Corporation (the “Company”) granted you a non-qualified stock option to purchase                      Common Shares under the Company’s 2003 Stock Incentive Plan (the “Plan”). In accordance with the Plan, the option price is 100% of the fair market value (the “Fair Market Value”) of the Common Shares covered by the option on the grant date, which is taken as the reported closing price of the Common Shares on the New York Stock Exchange - Composite Transactions on that date. Accordingly, the option price is $             per share. Your option will expire at 4:00 PM Eastern Time on August XX, 20XX (the “Expiration Date”).

Except as otherwise specified herein the event of a Change in Control of the Company, such options shall vest as follows:

[Vesting Schedule]

provided, however, if your continuous full-time employment is terminated at any time prior to a vesting date for any reason other than death, permanent disability or retirement under the applicable retirement plan or policy of the Company, any unvested options at such date of termination shall lapse.

Following vesting, your option is exercisable in accordance with the terms hereof at any time until the Expiration Date as to all or any portion of the Common Shares subject to the vested option.

Your option may be exercised only while you are a full-time employee of the Company or one of its subsidiaries. If vested, your option may also be exercised after termination of full-time employment as follows:

(A)	If the termination of full-time employment is due to permanent disability or to retirement under the applicable retirement plan or policy of the Company or a subsidiary, you shall have the right to exercise the option in whole or in part until the Expiration Date.

(B)	In the event of your death, the executor or administrator of your estate (or if your estate has already been probated, the beneficiary who has inherited the option) shall have the right to exercise the option in whole or in part only within the period of two (2) years after the date of your death, subject to the Expiration Date.

(C)	If the termination of full-time employment is due to any other reason except your permanent disability or retirement as specified in (A) above, or your death as specified in (B) above, you shall have the right to exercise the option in whole or in part within the period of three (3) months after the date of such termination of full-time employment, subject to the Expiration Date.

The exercise price may be paid in cash or with other Common Shares of the Company that you have already owned for at least six (6) months. If you tender Common Shares of the Company to satisfy the exercise price, such Shares will be valued at their Fair Market Value on the day prior to exercise. The date of exercise shall be deemed to be the day when you have both delivered a notice of exercise to the Company and met the Plan requirements for payment of the exercise price (the “Exercise Date”).

If you (or a permitted transferee as provided below) tender Common Shares of the Company to satisfy the exercise price, you will receive one (1) restorative or “reload” grant of stock options effective on the Exercise Date equivalent to the number of Common Shares surrendered to satisfy the exercise price (the “Reload Option”). The Reload Option will have an exercise price equal to the Fair Market Value of the Common

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Shares on the Exercise Date. Except as otherwise specified herein, no Reload Option may be exercised (a) prior to the completion of one (1) year of continuous full-time employment following the Exercise Date; and (b) unless you have retained ownership of the Common Shares resulting from the option exercise on the Exercise Date (less a sufficient number of Common Shares to satisfy withholding tax obligations) for a period of one (1) year from the Exercise Date. No more than one (1) Reload Option will be granted hereunder. All other terms and conditions of the Reload Option will be identical to those contained herein, including without limitation the expiration and termination of the Reload Option.

You do not realize income upon the grant of your non-qualified stock option. However, in any year in which you exercise a part or all of such option, the excess of the fair market value of the Common Shares on the Exercise Date over the option price will be taxed as compensation at supplemental wage rates and will be subject to withholding for federal, state and local income taxes. Such withholding taxes must be paid to the Company at the time of exercise and may, at your option, be satisfied by surrendering to the Company a portion of the Common Shares received upon exercise of the stock option.

Your option is not transferable (other than by will or the laws of descent and distribution) except to (a) your spouse, children or grandchildren, (b) one or more trusts for the benefit of such family members; or (c) partnerships in which such family members are the only partners; provided, however, that you do not receive any consideration for the transfer. Any transferred option shall continue to be subject to the same terms and conditions that were applicable immediately prior to its transfer (except that such transferred option shall not be further transferable by the transferee inter vivos).

Receipt of shares upon exercise of options granted hereunder may be deferred pursuant to the terms of the Company’s Stock Option Deferral Plan.

In the event of a Change in Control of the Company (as defined in the Plan), your options granted hereunder shall become exercisable immediately. The grant of your options hereunder is at all times subject to all other terms, conditions and provisions of the Plan (and any rules or procedures adopted thereunder by the Committee) to the extent not specifically addressed herein.

Please confirm your receipt of this letter and your acceptance of the terms stated herein by clicking on the “Accept” button below. Failure to acknowledge receipt and accept the terms of this letter will jeopardize your ability to exercise the options granted herein.

Sincerely yours,

Thomas A. Piraino, Jr.

Vice President, General Counsel and Secretary